THIS EMPLOYMENT AGREEMENT dated the 27th day of February, 2014, between Mogo Finance Technology Inc. (the "**Company**") and David Feller (the "**Employee**").

The Company and the Employee desire to enter into this employment agreement (the "**Agreement**") to set forth the definitive terms and conditions of the employment of the Employee.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Definitions.

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

"**Business**" shall mean the business carried on by the Company from time to time.

"**Business Day**" means a day other than a Saturday, Sunday, statutory holiday or other day on which banks are generally closed in Vancouver, British Columbia, Canada.

"**Cause**" shall mean any conduct by the Employee which would constitute just cause for dismissal as recognized by law, or a material breach by the Employee of this Agreement (including a refusal or a deliberate failure to comply with a lawful directive from the Board of Directors).

"**Effective Date**" shall mean the date on which the Company completes a Qualified Financing.

"**Good Reason**" means that one or both of the following changes to the terms of the Employee's employment with the Company has occurred:

(a) the Employee's base salary or overall target compensation is reduced by more than 10%; or

(b) the Employee is demoted or has his duties with the Company reduced in a material manner which is inconsistent with the Position held by the Employee.

"**Position**" means the Employee's position within the Company as set out in Section 2.1 below.

"**Qualified Financing**" means an equity financing or a series of equity financings with gross proceeds to the Company of at least $7 million occurring after the date of execution of this Agreement.

"Stock Option Plan" means the Company's stock option plan as adopted by the Board of Directors, as amended from time to time, providing, among others, employees of the Company with the opportunity through stock options to acquire a proprietary interest in the Company.

Section 1.2 Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supercedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein; provided, however, that nothing contained herein shall supercede any agreement among the Company and its shareholders relating to the ownership, restrictions on transfer, and other rights relating to the ownership of shares in the capital of the Company.

The Employee specifically confirms that there is sufficient new benefit to the Employee represented by this Agreement over and above any prior terms of employment between the Company and the Employee so as to form valid consideration for the Employee's agreement to the terms hereof.

Section 1.3 Extended Meanings.

In this Agreement, words importing the singular shall include the plural and vice versa and words importing gender shall include all genders.

Section 1.4 Headings.

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 1.5 References.

References to a specific article or section shall be construed as references to that specified article or section of this Agreement, unless the context otherwise requires.

Section 1.6 Business Day.

Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

Section 1.7 Currency.

All dollar amounts referred to in this Agreement are in Canadian funds.

ARTICLE 2
EMPLOYMENT

Section 2.1 Employment.

The Company hereby acknowledges the employment of the Employee, and the Employee acknowledges acceptance of employment in the Position of President and Chief Executive Officer, on the terms and conditions contained herein as of and with effect from the Effective Date. During the term of this Agreement, the Employee shall report to the Board of Directors of the Company (the "**Board of Directors**"). The Employee acknowledges that the duties of the Employee set out in Section 2.3 herein, may be reasonably amended or added to by the Company from time to time.

Section 2.2 Term and Termination.

This Agreement and the Employee's employment hereunder shall commence on the Effective Date and shall continue for an indefinite period, subject to termination in accordance with the terms and conditions set forth in Section 3.1 of this Agreement.

Section 2.3 Duties.

During the term of this Agreement, the Employee shall:

(a) well and faithfully serve the Company and carry out those responsibilities as are necessary or incidental to perform the functions associated with the Position, as well as such other duties assigned to the Employee pursuant to Section 2.1 above, provided such assigned duties are commensurate with the Position;

(b) devote his full business time, skill, experience and attention to carry out the responsibilities consistent with the Position, provided, however, that nothing contained herein shall limit the Employee's ability to fulfill professional development, advisory and charitable commitments that do not otherwise conflict with his obligations under this Agreement; and

(c) not incur any debt, liability or obligation, or enter into any contract or agreement for, or on behalf of, or in the name of the Company except in the ordinary course of business unless duly authorized by the Company.

Section 2.4 Remuneration.

As compensation for the performance by the Employee of his duties hereunder:

(a) Commencing on the Effective Date, the Employee's base salary (the "**Base Salary**") shall be Cdn$300,000 per annum, payable in arrears in accordance with the Company's payroll policies from time to time, less those deductions, withholdings or contributions which are required by law. The base salary will be reviewed at least annually by the Board of Directors.

(b) The Employee holds 200,000 options with an exercise price of $0.70 per share (the "**Options**") and may in the future receive additional grants pursuant to the Company's stock option plan (the "**Stock Option Plan**"). The Options and any other options granted to the Employee at any time after the date hereof shall be subject to "single trigger" full acceleration of vesting upon a Change in Control (as defined in the Stock Option Plan) so that such options shall be exercisable and the underlying shares tendered to such Change in Control transaction if so desired by the Employee. Despite any term of the Stock Option Plan the expiry date of the Options currently held by the Employee shall be the earlier of (i) the date that is 5 years after the Employee ceases to serve the Company in any capacity (whether as an employee, officer and/or director); or (5ii) the date that is eight years after the date of grant.

(c) The Employee, at the sole discretion of the Board of Directors (or the compensation committee thereof), may also participate in any other commission, bonus, profit sharing or equity programs in place from time to time for the benefit of the employee and/or senior executives of the Company. Without limiting the foregoing, within 60 days from the date of the completion of a Qualified Financing, the Company shall approve a bonus plan providing for the payment of a bonus to the Employee with a target of 50% of Base Salary based upon achievement of mutually acceptable objectives.

(d) The Employee shall be entitled to participate in all of the benefit plans for executives of the Company in effect from time to time, including medical, dental, and group life and disability benefit plans, as of and with effect from the Effective Date.

Section 2.5 Vacation.

During each year of this Agreement, the Employee shall be entitled to a paid vacation totalling up to four weeks, accruing on a straight line basis throughout the year. Unused vacation may not be carried forward to subsequent years without the consent of the Board of Directors.

Section 2.6 Expenses.

The Company shall reimburse the Employee for all out-of-pocket expenses reasonably and properly incurred by the Employee in connection with his duties hereunder, provided that the Employee shall first furnish to the Company statements and vouchers for all such reasonable expenses.

ARTICLE 3
TERMINATION

Section 3.1 Termination.

The employment of the Employee hereunder may be terminated by either the Company or the Employee, as the case may be, exercised by notice in writing at any time upon the

happening of any of the following events, in which event the Employee's employment shall terminate upon the date specified in such notice ("**Termination Date**"):

(a) by the Company for Cause, without advance notice or payment in lieu thereof;

(b) by the Company, without Cause, by providing to the Employee:

(i) either:

(A) advance notice representing the Applicable Notice Period; or

(B) a lump sum representing the Base Salary payable to the Employee during the Applicable Notice Period payable as of the Termination Date;

where, for purposes hereof, "**Applicable Notice Period**" means a period of 24 months;

(ii) the value of the unused accrued vacation leave with pay;

(iii) to the extent permitted under the terms of the Company's benefits plans, continuation of existing benefit coverage for the Applicable Notice Period;

(iv) notwithstanding any other provision in any stock option agreement between the Company and the Employee, credit for the vesting of that number of options held by the Employee that would otherwise have vested during the Applicable Notice Period;

(v) all eligible bonuses and commissions, payable in accordance with such commissions plans or policies determined in accordance with the terms and conditions thereof;

(c) by the Employee, by delivering four (4) weeks written prior notice of his resignation to the Company, provided that anytime after receipt of a termination notice delivered by the Employee, the Company may elect to no longer require the Employee to actively attend at the Company's offices upon paying the Employee's salary and continuing his benefits for the remainder of the notice period; or

(d) by the Employee for Good Reason on written notice delivered to the Board of Directors within ninety (90) days following the occurrence of the event giving rise to the Good Reason, in which case the Employee shall have the same entitlements as he would if he had been terminated without cause pursuant to Section 3.1(b) above;

provided that this Agreement shall automatically terminate without notice of any kind whatsoever upon the death of the Employee.

This Section 3.1 is intended to be inclusive of all payment and/or notice requirements of the *Employment Standards Act* (British Columbia) (the "**ESA**") in connection with a termination of the Employee's employment by the Company or the Employee for any reason. To the extent that the notice or payments referred to in this Section 3.1 do not meet or exceed the minimum requirements of the ESA in respect of a termination of employment, the Company shall provide such additional notice or make such additional payments as may be necessary to meet such minimum requirements.

The Company may deduct from any payment due to the Employee under this Section 3.1, any amount then owed by the Employee to the Company, and this Agreement shall be the Employee's written authorization for the Company to do so. It is agreed that the payment by the Company of any balance owing to the Employee following any such deduction shall be in full satisfaction of all obligations of the Company under this Section 3.1.

The Employee agrees that if the Employee is unable, due to any reason beyond the control of the Employee or the Company, to perform the Employee's duties as an employee of the Company for a period in excess of ninety (90) consecutive business days and, for reasonable business purposes, the Company appoints a person to the position held by the Employee at the time of his said inability, then, when and if the Employee informs the Company that he is able to return to perform his duties as an employee of the Company, provided that the return to work occurs before the expiration of a period of twenty-six (26) weeks following the date of the beginning of the absence, the Company will make all reasonable commercial efforts to provide the Employee with as comparable a position as is available at that time at a base remuneration of not less than the Employee's base salary at the time of his said inability, and other remuneration comparable to the Employee's variable compensation at the time of the onset of said inability. If the Company, in good faith, complies with its obligations hereunder and the Employee unreasonably refuses the position offered, such refusal shall be deemed for all purposes to be a resignation of employment.

Section 3.2 Release.

Each of the Company and the Employee confirm that the provisions of section 3.1 are reasonable and the total amount of notice or payment as outlined therein is an amount which has been agreed between them to be payable hereunder and is a reasonable estimate of the damages which will be suffered by the Employee in the event of a termination and shall not be construed as a penalty. The Employee agrees to accept the notice and or payment provided for in section 3.1 in full satisfaction of any and all claims he has or may have against the Company in respect of his employment with the Company and the termination thereof, and the Employee agrees that any notice or payment referred to in section 3.1 (to the extent same is over and above the minimum requirements of the ESA) shall be conditional upon the Employee delivering a full and final release of all claims in favour of the Company and its officers, directors, shareholders and employees.

ARTICLE 4
COMPANY INFORMATION AND RESTRICTIVE COVENANTS

Section 4.1 Company Information.

The Employee acknowledges that it is a condition of his employment with the Company that he execute and deliver the Company's standard form of agreement relating to the protection of confidential information and intellectual property.

Section 4.2 Conflicts of Interest

The Employee represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by the Employee in confidence or in trust prior to the Effective Date. The Employee has not entered into, and the Employee agrees that he will not enter into, any agreement either written or oral in conflict herewith.

Section 4.3 Non-Competition and Non-Solicitation.

On or about the date hereof the Employee has signed a Non-Competition/Non-Solicitation Agreement in favour of the Corporation. The Employee acknowledges such Agreement and that he shall remain bound by the terms thereof.

Section 4.4 Return of Company Documents.

Upon any cessation for any reason whatsoever of the Employee's employment with the Company, the Employee will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, electronic mail, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns. The Employee agrees that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

Section 4.5 Remedies.

Because the Employee's services are personal and unique and because the Employee may have access to and become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

Section 4.6 Interpretation.

If any restriction set forth in this agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

For the purposes of this Article 4, unless the context otherwise requires, the term "Company" shall include not only the Company itself, but also its subsidiaries, affiliates, parent companies, successors, and assigns.

ARTICLE 5
GENERAL

Section 5.1 Notices.

Any notice, demand or other communication which is required or permitted by this Agreement to be given or made by a party hereto shall be in writing and shall be sufficiently given if delivered personally or sent by pre-paid registered mail: (i) in the case of the Employee, at his current address maintained in the corporate records of the Company from time to time; and (ii) in the case of the Company, at its registered office from time to time, or at such other address as any party may from time to time advise the other party by notice in writing. Every notice or other communication shall be deemed to have been received, (i) on the date of receipt, if given by personal delivery, and (ii) the fifth Business Day after which it is mailed, if sent by registered mail. Notwithstanding the foregoing, if a strike or lockout of postal employees is in effect, or generally known to be impending, notice shall be effected by personal delivery.

Section 5.2 Survival.

Notwithstanding the termination of this Agreement, (a) neither party shall be released from any obligation that accrued prior to the Termination Date; and (b) each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement and more particularly, but not limited to, Articles 3, 4 and 5 hereof.

Section 5.3 Further Assurances.

The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

Section 5.4 Assignment.

Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations shall be assignable by either party without the prior written consent of the other party hereto.

Section 5.5 Amendment and Waiver.

No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by both parties and unanimously approved by the Company's compensation committee (or Board of Directors in the absence thereof). No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 5.6 Successors and Assigns.

This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.

Section 5.7 Severability.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Agreement.

Section 5.9 Independent Legal Advice.

The Employee acknowledges that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement.

Section 5.10 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 5.11 Counterparts.

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

[signatures on next page]

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:	
Witness	**DAVID FELLER**

MOGO FINANCE TECHNOLOGY INC.

By: ______________________

Authorized Signing Officer

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:	)))))	
Witness	)	**DAVID FELLER**

MOGO FINANCE TECHNOLOGY INC.

By: ______________________

Authorized Signing Officer